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                TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                             EXHIBIT II

                 COMPUTATION OF EARNINGS PER COMMON SHARE
                 ----------------------------------------
                                  Six Months Ended        Three Months Ended
                                      April 30,               April 30,
                                   1996        1995        1996       1995
                                ----------  ----------  ----------  ----------
Primary earnings:

Net income                      $  160,111  $  220,296  $   (6,438) $   76,812

Shares:
Weighted average
Number of common shares and
common share equivalents
outstanding                      7,827,429  10,339,150   7,604,322  10,339,150

Primary earnings per common
share                           $      .02  $      .02  $      --   $      .01
                                ==========  ==========  ==========  ==========

Fully diluted earnings:

Net income                      $  160,111  $  220,296  $   (6,438) $   76,812

Net (after tax) interest
expense related to
convertible debt                        --          --          --          --
                                ----------  ----------  ----------  ----------

Net income as adjusted          $  160,111  $  220,296  $   (6,438) $   76,812
                                ==========  ==========  ==========  ==========

Shares:
Weighted average number of
common shares and common share
equivalents outstanding          7,827,429  10,339,150   7,604,322  10,339,150

Fully diluted earnings per
common share                    $      .02  $      .02  $       --  $      .01
                                ==========  ==========  ==========  ==========
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